Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

September 24, 2004

Huron Consulting Group Inc.

550 West Van Buren

Chicago, Illinois 60607

Re:	Huron Consulting Group Inc.

Registration Statement on Form S-1

(File No. 333-115434)

Ladies and Gentlemen:

We have acted as special counsel to Huron Consulting Group Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 3,333,333 shares (the “Primary Shares”) and the sale by a certain selling stockholder (the “Selling Stockholder”) of up to 2,416,667 shares (including 750,000 shares subject to an over-allotment option) (the “Secondary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) the registration statement on Form S-1 (File No. 333-115434) of the Company as filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2004 under the Act and Amendments No. 1 through No. 4 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, as issuer, the Selling Stockholder and UBS Securities LLC, Deutsche Bank Securities Inc. and William Blair & Company, L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement; (iii) a specimen certificate evidencing the Common Stock; (iv) the Certificate of Incorporation of the Company, as amended to date and currently in effect and as in effect at the time of original issuance and sale of the Secondary Shares; (v) the By-Laws of the Company, as amended to date and currently in effect and as in effect at the time of original issuance and sale of the Secondary Shares; (vi) the form of Third Amended and Restated Certificate of Incorporation of the Company, filed as an exhibit to the Registration Statement and to be filed with the Secretary of State of the State of Delaware (the “Restated Charter”); (vii) the form of Amended and Restated By-Laws of the Company (the “Restated By-Laws”), filed as an exhibit to the Registration Statement; (viii) certain resolutions of the Board of Directors of the Company, relating to the issuance and sale of the Primary Shares, the Restated Charter, the Restated By-Laws and related matters; (ix) certain resolutions of the stockholders of the Company relating to the Restated Charter and the Restated By-Laws; (x) the Subscription Agreement, dated April 23, 2002, between the Company and the Selling Stockholder, relating to the issuance and sale of the Secondary Shares (the “Subscription Agreement”) and certain minutes of the Board of Directors of the Company related thereto; and (xi) copies of the stock certificates representing the Secondary Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original

Huron Consulting Group Inc.

September 24, 2004

documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth in paragraph 1 below, we have assumed that (i) the Restated Charter in the form examined by us has been duly filed with the Secretary of State of the State of Delaware and (ii) certificates representing the Primary Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and conform to the specimen certificate examined by us evidencing the Common Stock. In rendering the opinion set forth in paragraph 2 below, we have assumed that the Company received the entire amount of the consideration contemplated by the Subscription Agreement. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon factual statements and factual representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to any laws other than the corporate law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1. When (i) the Underwriting Agreement has been duly executed and delivered and (ii) certificates representing the Primary Shares have been delivered to and paid for by the Underwriters at the price per share (not less than the per share par value of the Common Stock) as contemplated by the Underwriting Agreement, the issuance and sale of the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable.

2. The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/	Skadden, Arps, Slate, Meagher and Flom LLP